As Filed with the Securities and Exchange Commission on October 27, 1998
                                             Registration No. 333-______________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------
                              VALUESTAR CORPORATION
                 (Name of Small Business Issuer in its charter)

           Colorado                                            84-1202005
(State or other jurisdiction of                            (I.R.S.  Employer
 incorporation or organization)                            Identification No.)

                               1120A Ballena Blvd.
                            Alameda, California 94501
                                 (510) 814-7070
          (Address and telephone number of principal executive offices)
                    ----------------------------------------
                             James Stein, President
                              VALUESTAR CORPORATION
                               1120A Ballena Blvd.
                            Alameda, California 94501
                                 (510) 814-7070
            (Name, address and telephone number of agent for service)
                    ----------------------------------------
                                    Copy to:
                             Bruce P. Johnson, Esq.
                         VENTURE COUNSEL ASSOCIATES, LLP
                        1999 Harrison Street, Suite 1300
                            Oakland, California 94612
                            -------------------------
        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.
                            -------------------------

     If the only securities registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the securities act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                   CALCULATION OF REGISTRATION FEE

--------------------------------------------- ---------------------- -------------------- ---------------------- ------------------
                                                                      Proposed Maximum      Proposed Maximum
  Title of Each Class of Securities to be         Amount to be       Offering Price Per    Aggregate Offering        Amount of
                 Registered                        Registered               Share               Price(1)         Registration Fee
--------------------------------------------- ---------------------- -------------------- ---------------------- ------------------
Common Stock, $.00025 par value                 2,748,815 shares          $0.78125             $2,147,512             $598.00
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1993 based on the average of the bid and asked prices for the Common Stock on October 26, 1998, as reported by the OTC Bulletin Board.

================================================================================
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


              SUBJECT TO COMPLETION, DATED _________________, 1998

                              VALUESTAR CORPORATION

                     UP TO 2,748,815 SHARES OF COMMON STOCK


     This is a public offering of up to 2,748,815 shares of common stock of ValueStar Corporation. All of these shares are being offered by the selling shareholders identified in this prospectus. ValueStar will not receive any proceeds from the sale of the shares in this offering. The shares offered in this prospectus may be sold from time to time by the selling shareholders in the national over-the-counter market at their prevailing prices, or in negotiated transactions.

     ValueStar's common stock is traded on the National Association of Securities Dealers, Inc. Electronic Bulletin Board ("OTC Bulletin Board") under the symbol "VSTR." On October ___, 1998, the OTC Bulletin Board reported that the bid price per share was $________ and the asked price per share was $________.

     The shares of common stock offered by this prospectus consist of shares which may be issued under currently outstanding warrants and convertible promissory notes held by the selling shareholders. The warrants may be exercised for up to 2,125,000 shares of common stock, and the promissory notes may be converted into up to 623,815 shares of common stock. However, the number of shares issuable under the promissory notes could be less, depending on the actual dates of conversion. The selling shareholders will likely not convert the notes or exercise any warrants into shares covered by this prospectus unless and until the market price of the common stock exceeds the conversion or exercise prices, which range from $0.75 to $2.00 per share.

     This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     The shares of common stock offered by this prospectus have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure itself of the existence of an exemption from registration or the effect of such registration in connection with the offer and sale of such shares.

                       Prospectus dated __________, 1998.

                                TABLE OF CONTENTS



The Company..................................................................4
Risk Factors.................................................................6
Use of Proceeds.............................................................14
Plan of Distribution........................................................14
Selling Shareholders........................................................15
Dividend Policy.............................................................16
Indemnification For Securities Act Liabilities..............................16
Legal Matters...............................................................16
Experts.....................................................................16

                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission ("SEC"). We also file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices in New York and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also examine our SEC filings through the SEC's web site at http://www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders have sold all the shares offered by this prospectus.

1. The Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998, filed with the SEC on September 21, 1998.

2. The description of ValueStar's common stock contained in the Registration Statement on Form 10-SB filed with the SEC on May 29, 1997, together with all amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

James Stein, President,
ValueStar Corporation
1120A Ballena Blvd., Alameda, California, 94501
Telephone: 510-814-7070.

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the shares of common stock in any state where the offer is not permitted. You should not assume that the information in his prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                   THE COMPANY

     We are a consumer research and rating company that has designed a new rating system and a certification mark, ValueStar Certified(R), for service businesses. Our rating system is designed to enable consumers to determine quickly and easily those local service businesses that have attained the highest level of consumer satisfaction. We generate our recurring revenues through the following activities:

     o   Conducting customer satisfaction research on local service companies in
         150   industries   (including   auto,   home   health,   personal   and
         professional).

     o   Licensing our certification mark to highly rated businesses.

     o   Selling brochures and related materials to business licensees.

     Our strategy is to use consumers' experience with product ratings to market our rating and certification services to consumer service providers. We research and measure prior customer satisfaction to rate and certify providers of consumer services. We believe our ratings service reduces the guesswork involved in selecting a service business among those businesses making competing and often unsubstantiated claims. We have operated to date primarily in Northern California, and have recently begun to expand into the Los Angeles area.

     To increase consumer awareness of our branded ratings and to identify highly rated services for consumers we:

o License our ValueStar Certified(R) certification mark to businesses for use in their marketing activities.
o Publish and distribute free to consumers the Consumer ValueStar Report ("CVR"). The CVR contains a listing of highly-rated service businesses and consumer information and is distributed every six months in market regions served by ValueStar.
o Provide free listings of highly-rated businesses on the Internet at the www.valuestar.com site on the World Wide Web. Our goal is to make interactive shopping for services easier for consumers in the growing Internet shopping market.
o Promote ValueStar benefits to consumers and the meaning of our branded ratings through public relations activities, paid commercial advertising and cooperative advertising with licensees. ValueStar brand awareness is also promoted to consumers by its extensive use by licensees in their own sales and marketing communications.

     We were originally incorporated in Colorado on January 28, 1987 as Carson Capital Corporation. On September 21, 1992, our name was changed to ValueStar Corporation. We commenced operations in June 1992, when we purchased ValueStar, Inc., a California corporation, from James Stein (our President, Chief Executive Officer and a Director). Our operations are conducted through ValueStar, Inc., which was incorporated on September 5, 1991.

     During late 1990 and 1991, James Stein developed the basic operating concept of the ValueStar Certified mark which indicates high consumer satisfaction. In March 1991, Mr. Stein engaged San Francisco State University ("SFSU") to conduct a consumer feasibility study to determine the potential influence of ValueStar Certified on consumers. He also commissioned a service business feasibility study to determine the potential market for ValueStar Certified among service businesses in the San Francisco Bay area. In October 1991 base-line consumer satisfaction and additional consumer feasibility research was completed by The Institute of Social Research at California State - Stanislaus.

     Based on the information from those studies and research and using Mr. Stein's own research and prior experience in the Yellow Page publishing industry, during late 1991 we developed initial marketing and support materials. We also engaged The Public Research Institute, an auxiliary unit of SFSU, to perform or audit surveys of each ValueStar business applicant's former customers to provide a confidential, unbiased and scientific survey of customer satisfaction.

     Our sales and licensing activities commenced in the greater San Francisco, California area in 1992. In mid-1994, we introduced the Consumer ValueStar Report. In January 1996, we launched our Internet strategy and established a World Wide Web site at www.valuestar.com. In July 1996, we expanded to the greater Sacramento, California area, and in the first half of 1998, we expanded to two additional Northern California counties. At June 30, 1998, we were rating businesses in 17 counties in Northern California, which we consider to be one market region. In July 1998, we commenced initial marketing to service businesses in our second market region, the greater Los Angeles area.

         At September 30, 1998, we had 1,250 active licensees in California. Renewal rates for the prior two fiscal years have exceeded 70%.

     As the creator of this new rating category of consumer services businesses, our objective is to leverage our leading position in Northern California to become the leading national rating brand of local service companies. Our goals are to:

     o   expand into additional regions in the United States.
     o   maintain high business renewal rates.
     o   increase ValueStar Certified brand recognition.
     o   develop incremental revenue opportunities in new and existing markets.

     We will need to draw on significant management and financial resources to effect this expansion. The planned growth will also require additional financing and management resources. We cannot guarantee that we will be able to obtain adequate financing or management to effect these expansion plans.

     Our principal executive office is located at 1120A Ballena Blvd., Alameda, California 94501, and our telephone number is (510) 814-7070. Our web site on the Internet is at www.valuestar.com.

                                  RISK FACTORS

     The securities which are offered hereby involve a high degree of risk. You should consider carefully the following factors and other information in this prospectus, before deciding to invest in shares of common stock.

Limited Operating History; History of Losses and Anticipation of Future Losses

ValueStar commenced sales and licensing activities in 1992 and launched its Internet strategy in 1996. ValueStar's business of rating and certifying local services businesses is in its early stage of development. ValueStar has had limited financial results upon which you may base an assessment of our potential. In addition, ValueStar has recorded net losses each year since its inception and expects to continue to incur significant losses for the foreseeable future, due partly to its expansion efforts into new regions. ValueStar incurred a net loss of $1,577,181 in fiscal 1998 and $1,497,812 in fiscal 1997, and as of June 30, 1998, had an accumulated deficit of approximately $5,419,000. If ValueStar is to become and remain profitable, it will need to, among other things, increase revenues from sales and licensing efforts in current and new market regions. Should ValueStar continue to expand to new regions, it will incur operating losses due to start up and other costs. ValueStar may not be able to become or remain profitable.

Possible Inability to Continue as a Going Concern

ValueStar has suffered recurring losses from operations. It has also relied upon debt and equity financing to fund these losses and cash flow deficits. Cash flows from future operations may not be sufficient to enable ValueStar to become profitable, or to meet its debts as they come due. As a result, ValueStar may not be able to continue as a going concern. If ValueStar is to remain as a going concern, it will need to become and remain profitable and will also need significant additional financing. It may also need to cut back on its growth. ValueStar may not be successful in obtaining new financing or in achieving profitability.

Future Capital Needs; Uncertainty of Additional Financing

ValueStar needs substantial working capital to fund its operating losses. ValueStar believes that it will require a minimum of $750,000 to finance planned operations during the next twelve months. This estimate is based on anticipated renewal revenues, sales levels, licensee growth and operating costs. However, actual results could differ significantly from these estimates, and ValueStar may need substantially more financing than it has estimated. Any funds raised through equity issuances may significantly dilute our existing shareholders. ValueStar may be unable to obtain adequate financing on acceptable terms when needed. If ValueStar can not raise funds when needed, it may be required to curtail or scale back marketing expenditures, general operations and new growth efforts and to focus on more highly profitable renewals. These actions could have a material adverse effect on ValueStar's business and results of operations. ValueStar may not be able to scale back operations successfully and continue as a going concern.

Competition and Technological Change Could Adversely Affect Operations

Although ValueStar does not know of a directly competitive mark or rating service targeted to a broad range of service industries, it expects competition to develop in the future. ValueStar currently competes for the limited advertising and promotion budgets of service and professional businesses. Current and potential competition includes Yellow Page publishers, newspapers and periodicals, radio and television stations, Internet directories and other forms of advertising used in the consumer services marketplace. Referral agencies, telephone services, complaint agencies, service guide publishers, and industry-specific certification marks are also competitors. The competition for service business advertising and promotional funds is intense. There are many competing firms and a wide variety of product offerings. Most of these firms are much larger and have greater financial resources than ValueStar. ValueStar may not be able to compete successfully in its chosen markets.

A business rating service and certification mark similar to ValueStar's may be developed, and future competitors may try to duplicate ValueStar's concept. ValueStar could face head-on competition from vastly larger and better financed companies.

Technological changes in the manner consumers select service businesses and the way businesses communicate information to consumers could also have a negative impact on ValueStar's business. As a provider of consumer information through the Internet and various media, we will need to adapt to new and changing technologies. ValueStar's services may not remain viable or competitive in the face of intense competition or technological change.

Dependence on Key Personnel

ValueStar believes that its success is substantially dependent upon the continued employment of its senior management team led by James Stein, its President and Chief Executive Officer. If Mr. Stein or other members of ValueStar's management team leave ValueStar, ValueStar's business and financial results could be materially adversely affected, especially since it may not have the funds to hire management personnel with the requisite expertise. ValueStar has a $2 million key-man life insurance policy on Mr. Stein. ValueStar will also need to attract and retain highly qualified sales, marketing, and technical personnel and management. Competition for such personnel is intense, and ValueStar may not be able to retain its key management and personnel or to attract or retain additional qualified personnel and management in the future.

Unpredictability of Future Revenues; Fluctuations in Operating Results

As a result of ValueStar's limited operating history and the emerging nature of its new rating system, ValueStar is not able to accurately forecast its revenues. However, a significant portion of ValueStar's expenses such as rent, personnel, occupancy costs, selling and other costs, are relatively fixed in advance, based largely on ValueStar's estimate of future revenues. If revenues are below expectations in any given period, the adverse effect of this shortfall could be magnified by ValueStar's inability to adjust spending to compensate. ValueStar also intends to increase its operating expenses to expand its service in new markets, to fund increased sales and marketing and to develop its technology infrastructure. These increased expenses will cause increased net losses in the future if ValueStar's revenues do not increase.

ValueStar expects its future operating results to fluctuate due to many factors, many of which are outside of ValueStar's control. Factors that may affect ValueStar's operating results include, but are not limited to, the following:

o    The availability and cost of funds to finance operations.

o The timing and amount of rating and certification payments from ValueStar's customers.

o ValueStar's ability to retain existing business customers through renewals, to attract new business customers at a steady rate and to maintain customer satisfaction.

o    The amount of resources expended by ValueStar for marketing and promotion.

o    The timing and number of new business being rated.

o ValueStar's capacity to perform business ratings, and the level of consumer acceptance of ValueStar's ratings.

o The announcement or introduction of new or enhanced services by ValueStar or its competitors.

o    The amount of traffic on ValueStar's web site.

o The amount of expenditures for marketing and promotion by ValueStar's business customers.

o ValueStar's ability to upgrade and develop its systems and attract personnel in a timely and effective manner.

o The amount and timing of operating costs and capital expenditures to expand ValueStar's business and infrastructure.

o General economic conditions, and political or economic events affecting the market regions in which ValueStar operates.

Unfavorable changes in any of the above or other factors could adversely affect ValueStar's revenues, margins and results of operations in future periods. Finally, ValueStar's annual or quarterly results of operations may be below the expectations of public market analysts or investors, which could materially and adversely affect the market price of the common stock.

Reliance on Third Parties for Important Services and Products

ValueStar's operations depend on a number of third parties. ValueStar has limited control over these third parties and in general has no long-term relationships with them. ValueStar has a contract with the Public Research Institute of San Francisco State University to audit its ratings and provide other services. The termination of this arrangement could adversely effect operations.

ValueStar relies on an Internet service provider to connect its web site to the Internet. Disruption, temporary or prolonged, of its web site could have an adverse effect on ValueStar's business.

ValueStar also depends on third parties to print and distribute its CVR report. Any problems that ValueStar may experience with the quality, pricing or allocation of the services and products it purchases from these third parties could adversely affect ValueStar's services to its customers and therefore may have a material adverse affect on its operating results.

Developing Market; Uncertain Acceptance and Risks Associated with Roll-Out to New Markets

ValueStar's business model of consumer services business rating and certification is a new and evolving format, and market demand and acceptance are highly uncertain. Although ValueStar believes that the market factors affecting its growth in Northern California are similar throughout the United States, ValueStar's business model may not be widely accepted in new regions.

ValueStar believes that the success of its business will depend in part on increasing brand recognition. Development and awareness of ValueStar's rating brand will depend on the co-operative or co-branding efforts of ValueStar and licensees and the success in maintaining its position as a leader in the rating of local service businesses.

ValueStar will need to introduce its rating and certification service in additional market regions in the United States and internationally to grow its business. The additional expenses required for expansion could strain ValueStar's management, financial and operational resources. ValueStar may not succeed in expanding its rating and certification service, and the service may not be accepted in new regional markets entered by ValueStar. Failure to expand into new markets in a timely and cost effective manner or the lack of market acceptance of ValueStar's services would have a material adverse effect on ValueStar's business, financial condition and results of operations.

Managing a Growing and Changing Business

Expansion of ValueStar's business and other factors have placed and are expected to continue to place demands on its administrative, operational and financial resources. ValueStar will need successfully to manage its growth and to adapt its administrative, operational and financial control systems. The failure of management to anticipate, respond to and manage changing business conditions could have a material adverse effect on ValueStar's business and results of operations. Future growth will also require additional qualified management. ValueStar may not be able to attract appropriate personnel in the future to manage a growing and changing business.

Reliance on and Protection of Trademarks and Intellectual Property

ValueStar regards its trademarks, copyrights, trade secrets and similar intellectual property as critical to its success. ValueStar relies on a combination of copyright and trademark laws, trade secret protection, confidentiality and contractual provisions with certain employees and third parties to establish and protect its proprietary rights. The measures taken by ValueStar to establish and protect its trademarks and other proprietary rights may be inadequate to prevent imitation or unauthorized use of its products and services by others or to prevent others from claiming violations of their trademarks and proprietary rights. Any misappropriation by competitors or unauthorized use by service businesses of the trademark "ValueStar" or the "ValueStar Certified" certification mark could have a material adverse impact on ValueStar's operations.

A number of companies claim proprietary rights to certain aspects of Internet operations. Although ValueStar is not aware of any aspect of its Internet operations that may infringe on the rights of other companies, claims may be made against ValueStar in the future.

Potential Liability for Internet Content

As a distributor of proprietary Internet content, ValueStar faces potential liability for negligence, copyright, patent, trademark, defamation, indecency and other claims based on the materials that it makes available to Internet users. Although ValueStar maintains general liability insurance, ValueStar's insurance may not cover potential claims of this type or may not be adequate to cover all liability that may be imposed. Although ValueStar generally requires its licensees to indemnify ValueStar for certain aspects of such liability, such indemnification may be inadequate. Any liability imposed that is not covered by insurance, is in excess of insurance coverage or is not covered by an indemnification by licensees could have a material adverse effect on ValueStar's business and financial condition.

Dependence on Continued Growth of the Internet

The rapid growth in use of the Internet is a recent phenomenon and may not continue. ValueStar will need a sufficient base of Internet users to benefit its business. Because global commerce and on-line exchange of information on the Internet is new and evolving, it is unclear whether the Internet will prove to be a viable commercial marketplace. Although ValueStar's business is not currently dependent on the Internet, ValueStar expects that future revenues from new Internet-based services and products will depend on the widespread acceptance and use of electronic commerce over the Internet for service businesses. If use of the Internet does not continue to grow or grows more slowly than expected, or if the Internet infrastructure does not effectively support the growth that may occur, ValueStar's future business, results of operations and financial condition could be adversely affected.

Year 2000 Computer Software Problem Could Adversely Impact Operations

ValueStar is aware of the issues associated with the programming code in existing computer systems as the Year 2000 approaches. The "Year 2000" problem is concerned with whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. ValueStar, like most owners of computer software, will be required to modify significant portions of its software so that it will function properly in the Year 2000. Preliminary estimates of the total costs to be incurred by ValueStar to resolve this problem range from $10,000 to $20,000. ValueStar mainly uses third party "off-the-shelf" software, and it does not anticipate a problem in resolving the Year 2000 problem in a timely manner. ValueStar is currently taking steps to ensure that its computer systems and services will continue to operate on and after January 1, 2000. However, there can be no assurance that Year 2000 problems will not occur with respect to ValueStar's computer systems.

The Year 2000 problem may impact other entities with which ValueStar transacts business, and ValueStar cannot predict the effect of the Year 2000 problem on such entities or the economy in general, or the resulting effect on ValueStar. As a result, if preventative and/or corrective actions by ValueStar and those companies with whom ValueStar does business are not made in a timely manner, the Year 2000 issue could have a material adverse effect on ValueStar's business, financial condition and results of operations. ValueStar has not yet developed a contingency plan to operate in the event that any noncompliant critical systems are not remedied by January 1, 2000, but it intends to develop such a plan in the near future.

Government Regulation and Legal Uncertainties

ValueStar is not currently subject to direct regulation, other than federal and state regulation applicable to businesses generally. ValueStar may be subject to claims by consumers for actions of its licensees or other claims incident to its business operations. Although ValueStar maintains general liability insurance, this insurance may not cover potential claims of this type or may not be adequate to indemnify ValueStar for all liability that may be imposed. In addition, although ValueStar requires its licensees to indemnify ValueStar for such liabilities, such indemnification may not be adequate. Current or new laws and regulations, legal uncertainties or legal claims may expose ValueStar to significant liabilities or otherwise cause a material adverse effect on its business, results of operations or financial condition.

ValueStar primarily uses telemarketing to conduct its consumer research. ValueStar also uses telemarketing to market its program to service businesses. ValueStar does not call consumers to sell any program or service but could still be impacted by certain telemarketing regulations.

The telemarketing industry has become subject to an increasing amount of Federal and state regulation as well as general public scrutiny in the past several years. For example, the Federal Telephone Consumer Protection Act of 1991 limits the hours during which telemarketers may call consumers and prohibits the use of automated telephone dialing equipment to call certain telephone numbers. Additionally, the Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 and Federal Trade Commission ("FTC") regulations promulgated thereunder, prohibit deceptive, unfair or abusive practices in telemarketing sales. Both the FTC and state attorneys general have authority to prevent telemarketing activities deemed by them to be "unfair or deceptive acts or practices." Further, some states have enacted laws and others are considering enacting laws targeted directly at regulating telemarketing practices, and there can be no assurance that any such laws, if enacted, will not adversely affect or limit ValueStar's current or future operations.

Compliance with these regulations is generally the responsibility of ValueStar, and ValueStar could be subject to a variety of enforcement or private actions for any failure to comply with such regulations. The risk of noncompliance by ValueStar with any rules and regulations enforced by a Federal or state consumer protection authority may subject ValueStar or its management to fines or various forms of civil or criminal prosecution, any of which could materially adversely affect ValueStar's business, financial condition and results of operations. Also, the media often publicizes perceived non-compliance with consumer protection regulations and violations of notions of fair dealing with consumers and small businesses. Any adverse media exposure could have a material negative impact on ValueStar and its operations.

Possible Market Overhang of Stock Obtained on Conversion or Exercise

Should the market price of ValueStar's common stock appreciate and the selling shareholders convert their convertible notes or exercise their warrants, additional shares will be outstanding that are not subject to restrictions on resale. Sales of substantial amounts of shares in the public market following conversion or exercise, or the prospect of such sales, could adversely affect the market price of the common stock.

Stock Trading Risks and Uncertainties

The OTC Electronic Bulletin Board is a screen-based trading system administered by the NASD. Securities traded on the OTC Bulletin Board are for the most part thinly traded and subject to special regulations (described below) not imposed on securities listed or traded on the National Association of Securities Dealers Automated Quotation system or on a national securities exchange.

Like securities of other small, growth-oriented companies, ValueStar's shares are expected to experience future significant price and volume volatility, increasing the risk of ownership to investors. Because ValueStar's common stock is thinly traded, sales of substantial amounts of common stock in the public market by one or more holders could adversely and dramatically affect its prevailing market price.

The stock price may be affected by the following factors, among others:

     o   Future announcements concerning ValueStar or its competitors,
     o   quarterly variations in operating results,
     o   announcements of technological or service innovations,
     o   the introduction of new products or services,
     o   changes in pricing policies by ValueStar or competitors,
     o   litigation relating to services or other litigation,
     o   changes in performance estimates by analysts or others, or
     o   issuances of or registration of additional securities.

Other unforeseen factors could also cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market price of small companies and have often been unrelated to the operating performance of particular companies.

ValueStar's common stock is currently defined as "penny stocks" under the Securities Exchange Act of 1934 and rules of the Securities and Exchange Commission. These rules generally impose additional sales practice and disclosure requirements upon broker-dealers who sell ValueStar's securities to persons other than certain "accredited investors" (generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with spouse) or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, the broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations and the compensation to be received by the broker-dealer and certain associated persons, and must deliver certain disclosures required by the Securities and Exchange Commission. These penny stock rules may affect the ability of broker-dealers to make a market in or trade ValueStar's shares and may also affect the ability of purchasers of shares to resell those shares in the public markets.

Anti-Takeover Provisions

ValueStar is authorized to issue up to 5,000,000 shares of preferred stock without shareholder approval. Such issuance could make it more difficult for a third party to acquire ValueStar.

IMPORTANT FACTORS RELATED TO FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

Certain statement made in this prospectus and in the documents incorporated by reference are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 (the "Reform Act"). These statement are subject to the safe harbors of the Reform Act. These forward-looking statements include, without limitation, the plans, objectives and estimates of ValueStar relating to its future operations, products and economic performance, statements about potential competition, and statements regarding potential markets for ValueStar's products. ValueStar has based these forward-looking statements upon current expectations that involve a number of risks and uncertainties. ValueStar has made assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of ValueStar. Any of the assumptions could prove inaccurate, and the results contemplated in forward-looking information may not be realized. The business and operations of ValueStar are subject to substantial risks, including risks described above in "Risk Factors," which increase the uncertainty inherent in such forward-looking statements. Any of these factors could cause actual results to vary materially from the results contemplated in the forward-looking statements. You should not assume that the forward-looking statements in this prospectus means that the objectives or plans of ValueStar will be achieved or that ValueStar's estimates will prove to be accurate.

As used in this prospectus (this "Prospectus"), unless the context requires otherwise, (i) "ValueStar" or the "Company" means ValueStar Corporation and its predecessors and consolidated subsidiary; (ii) "Common Stock" means the common stock, $.00025 par value per share, of ValueStar; (iii) "Offering" means the offering of Common Stock contemplated by this Prospectus; (iv) "Selling Stockholders" means the selling stockholders listed in this Prospectus under the heading "Selling Stockholders;" (v) "Convertible Notes" means the convertible promissory notes in the aggregate principal amount of $525,000, and convertible into up to 623,815 shares of Common Stock, held by Selling Stockholders; (vi) "Warrants" means the warrants currently exercisable into up to 2,125,000 shares of Common Stock, held by Selling Stockholders; (vii) "Securities Act" means the Securities Act of 1933, as amended; and (viii) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                                 USE OF PROCEEDS

All proceeds from any sale of shares of Common Stock offered by the Selling Shareholders will be received by the Selling Shareholders and not by the Company.

The conversion of the Convertible Notes would reduce outstanding debt principal of the Company by up to $525,000. The Company would receive proceeds from the exercise of the Warrants of up to $2,703,125. Any proceeds from the exercise of the Warrants will be used for general corporate purposes. A total of 400,000 of the Warrants (proceeds of up to $350,000) have a net issuance provision providing for cashless exercise (which would result in no cash proceeds to the Company). The conversion price of the Convertible Notes and the exercise price of substantially all of the Warrants is in excess of the current market price for the Company's shares of Common Stock and, accordingly, the Selling
Shareholders would likely choose not to convert the Convertible Notes or exercise the Warrants in the future. If no Convertible Notes or Warrants are converted or exercised, none of the shares registered in this Offering would become available for sale.


                              PLAN OF DISTRIBUTION

Each Selling Shareholder is free to offer and sell his or her shares of Common Stock at such times, in such manner and at such prices as he or she shall determine. The Selling Shareholders have advised the Company that sales of shares of Common Stock may be effected from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers, dealers or cash transactions. The Selling Shareholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Shareholders. The Selling Shareholders may effect such transactions by selling Common Stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities including liabilities arising under the Securities Act.

Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to prospectus delivery requirements under the Securities Act. Selling Shareholders also may use Rule 144 under the Securities Act to sell such securities, if they meet the criteria and conform to the requirements of such Rule.

The Selling Shareholders are not restricted as to the price or prices at which they may sell their shares of Common Stock. Sales of shares at less than market prices may depress the market price of the Company's Common Stock. Moreover, the Selling Shareholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time.

                              SELLING SHAREHOLDERS

The following table sets forth certain  information  with respect to the Selling
Shareholders. Except as set forth below, none of the Selling Shareholders is currently an affiliate of the Company, and none of them has had a material relationship with the Company:

------------------------------------------------------------------------------------------------------------------------------------
                                                  Common                                                         Common
                                                  Shares                                                         Shares
                                                Beneficially                                                  Beneficially
                                                   Owned              Maximum Common Shares     Maximum           Owned
                                                   Before            Issuable to Holders of      Number           After
                                                  Offering (1)    ----------------------------  of Shares       Offering (5)
                                               -----------------  Convertible                    Offered      ---------------------
          Selling Shareholder                      Number      %    Notes (2)      Warrants (3)  For Sale (4)      Number        %
------------------------------------------------------------------------------------------------------------------------------------
J.M. Hull Associates, L.P.                               0    0.0%   297,055          250,000      547,055              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Duck Partners, L.P.                                      0    0.0%    59,411           50,000      109,411              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Hull Overseas Ltd.                                       0    0.0%   237,644          200,000      437,644              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Robert M. Long                                           0    0.0%    29,705           25,000       54,705              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Michael Morrisett                                   50,000    0.6%         0           43,500       43,500         50,000       0.4%
------------------------------------------------------------------------------------------------------------------------------------
Donald Wayne Brown                                       0    0.0%         0           43,500       43,500              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Robert T. Kirk                                           0    0.0%         0           43,500       43,500              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Marie S. Lima                                            0    0.0%         0            9,750        9,750              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Bert L. Gusrae                                           0    0.0%         0            9,750        9,750              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Tia Ltd.                                           194,946    2.2%         0           55,000       55,000        194,946       1.7%
------------------------------------------------------------------------------------------------------------------------------------
Neo Optics Ltd.                                    158,334    1.8%         0          130,000      130,000        158,334       1.4%
------------------------------------------------------------------------------------------------------------------------------------
Canusa Trading Ltd.                                478,172    5.5%         0          295,000      295,000        478,172       4.2%
------------------------------------------------------------------------------------------------------------------------------------
Robert M. Kaplan                                         0    0.0%         0           62,500       62,500              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Danielle Aach and Guy Aach                               0    0.0%         0           25,000       25,000              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Fischer 1984 Trust                                       0    0.0%         0           25,000       25,000              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Gerald L. Ehrens                                    40,000    0.5%         0           12,500       12,500         40,000       0.3%
------------------------------------------------------------------------------------------------------------------------------------
Amgest Ltd. Properties Nevada One Account                0    0.0%         0           17,500       17,500              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
David A. Polis                                           0    0.0%         0            6,250        6,250              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Mark E. Silvert                                          0    0.0%         0           12,500       12,500              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Harold S. Orchow, M.D. Profit Sharing Trust              0    0.0%         0           50,000       50,000              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
David Rosenblatt                                         0    0.0%         0           12,500       12,500              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Charles W. Zumpft, M.D. Ltd. Money Purchase Plan         0    0.0%         0           17,500       17,500              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Shirlee Ann Helton Trust                                 0    0.0%         0           25,000       25,000              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Dawayne Jacobs                                      50,000    0.6%         0           25,000       25,000         50,000       0.4%
------------------------------------------------------------------------------------------------------------------------------------
Mike Silvert                                             0    0.0%         0           12,500       12,500              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Judith Buckingham Trust                                  0    0.0%         0           25,000       25,000              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
The Herbert Stein and Marlene Stein 1993 Living Trust    0    0.0%         0            6,250        6,250              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Eric M. Polis                                       25,000    0.3%         0           12,500       12,500         25,000       0.2%
------------------------------------------------------------------------------------------------------------------------------------
Robyn B. Townsend or Randolph Townsend                   0    0.0%         0           25,000       25,000              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
William Bannen                                           0    0.0%         0           12,500       12,500              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Nancy Reynolds                                           0    0.0%         0           12,500       12,500              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Lana B. Carter                                           0    0.0%         0           25,000       25,000              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Dean P. Studer & Constance L. Studer Family Trust        0    0.0%         0           25,000       25,000              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Thomas S. Fischer                                        0    0.0%         0           25,000       25,000              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Jonathan A. Berg                                         0    0.0%         0           50,000       50,000              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Viking Group, L.L.C.                                     0    0.0%         0          200,000      200,000              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
Jerry E. Polis (6)                                 231,250    2.7%         0           62,500       62,500        231,250       2.0%
------------------------------------------------------------------------------------------------------------------------------------
Jerry E. Polis Family Trust (6)                    371,667    4.3%         0           27,500       27,500        371,667       3.3%
------------------------------------------------------------------------------------------------------------------------------------
The Polis Family LLC (6)                                 0    0.0%         0           12,500       12,500              0       0.0%
------------------------------------------------------------------------------------------------------------------------------------
James A. Barnes (7)                                474,473    5.5%         0           62,500       62,500        474,473       4.2%
------------------------------------------------------------------------------------------------------------------------------------
Tiffany Investments (7)                            600,225    6.9%         0           20,000       20,000        600,225       5.3%
------------------------------------------------------------------------------------------------------------------------------------
James Stein (8)                                  1,241,776   14.3%         0           62,500       62,500      1,241,776      10.9%

------------------------------------------------------------------------------------------------------------------------------------
     Total                                       3,915,843           623,815        2,125,000    2,748,815      3,915,843
------------------------------------------------------------------------------------------------------------------------------------


(1) Based upon a review of a shareholder transcript prepared by the Company as of October 20, 1998 and information provided by certain Selling Shareholders. There can be no assurance that Selling Shareholders do not beneficially own shares in addition to those listed herein. This column excludes any shares beneficially owned which are issuable upon exercise of the Warrants (as described below) or conversion of the Convertible Notes or resulting from any other options or warrants held by such Selling Shareholder.

(2) Represents shares of Common Stock issuable upon the conversion of $525,000 of the Convertible Notes beneficially owned by such persons assuming the fixed exercise price of $1.00 per share, or 525,000 shares of Common Stock. Includes up to 98,815 shares issuable as interest assuming the Convertible Notes are held to the end of their term on June 30, 2001. The actual number of shares of Common Stock issuable for interest may be less if conversion occurs prior to the due date.

(3) Includes 262,500 shares of Common Stock issuable upon exercise of stock purchase warrants at $1.25 per share and 262,500 shares of Common Stock issuable upon exercise of stock purchase warrants at $2.00 per share, all issued in connection with the sale of the Convertible Notes. Includes 500,000 common shares issuable upon exercise of stock purchase warrants at an exercise price of $1.25 per share issued in connection with the sale of $1,000,000 of 12% Subordinated Promissory Notes due June 10, 2000. Includes 500,000 common shares issuable upon exercise of stock purchase warrants at an exercise price of $1.25 per share issued in connection with the sale of common stock for cash of $500,000. Also includes 600,000 common shares issuable upon exercise of stock purchase warrants at an exercise prices ranging from $0.75 to $1.25 per share issued for services and debt guarantees. All such stock purchase warrants are described in this Prospectus as "Warrants."

(4) Includes the issuance of the maximum shares on conversion of the Convertible Notes and exercise of the Warrants (see Notes 2 and 3).

(5) Assumes the issuance by the Company and sale of all shares of Common Stock covered by this Prospectus. There can be no assurance that any of the Selling Shareholders will exercise or convert the securities or sell any or all of the shares of Common Stock offered by them hereunder.

(6) Jerry E. Polis is a director of the Company and exercises sole investment and voting power over the shares owned by the Jerry E. Polis Family Trust and the Polis Family LLC. Included in the shares under Mr. Polis' name are 150,000 held of record by Davric Corporation and 5,000 shares held by his spouse.

(7) James A. Barnes is a director and executive officer of the Company and as General Partner of Tiffany Investments has investment and voting power over such shares. Included under Mr. Barnes' name are 363,510 shares held by Sunrise Capital, Inc., 97,629 shares held by Tiffany Investments Limited Partnership and 13, 334 shares held by Sunrise Management, Inc. Profit Sharing Plan. Mr. Barnes has investment and voting power over these shares.

(8) James Stein is a director and executive officer of the Company. Share ownership includes 3,000 shares held by his spouse and minor children.

                                       15

                                 DIVIDEND POLICY

The Company has never declared or paid any cash dividends on its Common Stock and does not currently intend to do so. The Company intends to retain any future earnings to support the development and growth of its business. Any future determination to pay cash dividends will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's financial condition, results of operations, cash requirements, plans for expansion, contractual restrictions, if any, and other factors deemed relevant by the Board of Directors.


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The  Company's   certificate   of   incorporation   provides   broadly  for  the
indemnification of the directors and officers of the Company for certain liabilities and costs incurred by them in connection with the performance of their duties. This indemnification may include indemnification for liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                  LEGAL MATTERS

The validity of the securities offered will be passed on for the Company by Venture Counsel Associates, LLP, 1999 Harrison Street, Suite 1300, Oakland, California 94612.


                                     EXPERTS

The Consolidated Financial Statements of the Company for the years ended June 30, 1998 and June 30, 1997, respectively, have been audited by Moss Adams LLP, independent auditors, as set forth in their report thereon included therein and included herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

======================================= ========================================
Prospective  investors  may rely only on
the   information   contained   in  this
Prospectus.       Neither      ValueStar
Corporation nor the Selling Stockholders
have   authorized   anyone  to   provide
prospective  investors with  information                      Up to
different  from that  contained  in this                2,748,815 Shares
Prospectus.  This  Prospectus  is not an                       of
offer to sell nor is it seeking an offer                  Common Stock
to   buy   these   securities   in   any
jurisdiction  where the offer or sale is                   offered by
not permitted. The information contained
in this Prospectus is correct only as of              Selling Shareholders
the date of this Prospectus,  regardless
of the  time  of the  delivery  of  this
Prospectus   or  any   sale   of   these
securities.

No   action   is  being   taken  in  any
jurisdiction  outside the United  States
to  permit  a  public  offering  of  the
Common    Stock   or    possession    or
distribution  of this  Prospectus in any
such jurisdiction. Persons who come into
possession   of   this   Prospectus   in
jurisdictions  outside the United States                  VALUESTAR
and  Canada  are   required   to  inform                 CORPORATION
themselves  about  and  to  observe  any
restrictions as to this Offering and the
distribution    of    this    Prospectus
applicable in that jurisdiction.
                                                         PROSPECTUS





                                                      ______________, 1998


======================================= ========================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the Registrant, are as follows:

         Registration Fee............................................. $    598
         Blue Sky Fees and Expenses...................................     N/A
         Legal Fees and Expenses......................................   15,000
         Accounting Fees and Expenses.................................    1,000
         Miscellaneous Expenses.......................................      500
                                                                        -------
                    Total.............................................  $17,098
                                                                        =======


Item 15. Indemnification of Directors and Officers.

ARTICLE VI of the Company's bylaws provides as follows:

            "Each Director, officer, employee and agent of this Company, and each person who shall serve at its request as a director, officer (or in a position functionally equivalent to that of officer or director), agent or employee of another entity shall be indemnified by the Company to the extent and in the manner provided in the Company's Articles, as they may be amended, and in the absence of any such provision therein, in accordance with the Colorado Corporation Code."

As permitted by Colorado law, the Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or any shareholder thereof for monetary damages for breach of his fiduciary duty as a director, except liability (i) for any breach of a Director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts in violation of Section 7-108-403 of the Colorado Business Corporation Act, as it now exists or may be amended, or (iv) for any transaction from which the director derives an improper personal benefit.

As permitted by Colorado law, the Company's Certificate of Incorporation also provides that the Company will indemnify its officers, directors, employees and agents against attorneys' fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of the Company as long as, in any such action, they acted in good faith and in his or her official capacity acted in a manner reasonably believed to be in the best interests of the Company or in all other cases his or her conduct was not opposed to the Company's best interests. However no indemnification shall be made if a person is adjudged to be liable for negligence or misconduct in the performance of his duty to the Company. The Company may also bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. Such expenditures could be substantial and may not be recouped, even if the Company is so entitled. Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

The full text of Article 7(c) of the Articles of Incorporation reads as follows:

"(i) The corporation shall indemnify any person who was, or is a party, or is threatened to be made a party to any impending, prospective, imminent, pending, or completed action, suit, or proceeding, whether, civil, criminal, administrative, or investigative (other than an action by, or in the right of the corporation), by reason of the fact that he was, or is a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as an officer, director, employee, or agent of another corporation, partnership, joint-venture, trust, or other enterprise, against expenses (including attorneys' fees), judgements, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith, and, in case of conduct in his official capacity with the corporation, in a manner he reasonably believed to be in the best interests of the corporation, or, in all other cases that his conduct was at least not opposed to the corporations' best interests. In the case of any criminal proceedings, he must have no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgement, order, settlement, conviction, or upon a plea of nolo contendre or its' equivalent, shall not of itself, determine that the individual did not meet the standard of conduct set forth in this paragraph.

(ii) The corporation shall indemnify any person who was, or is a party, or is threatened to be made a party to any impending, prospective, imminent, pending, or completed action or suit, or in the right of the corporation to procure a judgement in its' favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation, as an officer, director, employee, or agent of another corporation, partnership, joint-venture, trust, or enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense, or settlement of such action or suit if he acted in good faith, and, in the case of conduct in his official capacity with the corporation, in a manner he reasonably believed to be in the best interests of the corporation, and, in all other cases, that his conduct was at least not opposed to the corporations' best interest; but no indemnification shall be made in respect of any claim, issue or matter, as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation , or where such person was adjudged liable on the basis that personal benefit was improperly received by him, unless, and only to the extent that the court in which such action or suit was brought, determines upon application, that, despite the adjudication of liability, but in the view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

(iii) To the extent that a director, officer, employee, or agent of the corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(iv) Any indemnification under (i) or (ii) of this section (unless ordered by a court), shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct as set forth in paragraphs (i) or (ii) of this Article. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

(v) Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding, may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, as authorized by the Board of Directors as provided in paragraph (iv) of this section, upon receipt of a written affirmation by the director, officer, employee, or agent, of his good faith belief that he has met the standard of conduct described in paragraphs (i) and (ii) of this section, and an undertaking by, or on behalf of the director, officer, employee, or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the corporation as authorized in this section.

(vi) The indemnification provided by this section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any by-law, agreement, vote of the shareholders, or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of heirs, executors, and administrators of such a person.

(vii) The corporation may purchase and maintain insurance on behalf of any person who is, or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint-venture, trust, or other enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section."

The Company presently has no directors and officers liability insurance.

If Colorado law and California law are in conflict with regard to the Company's power or obligation to indemnify, and the issue were to be contested in Colorado and/or California, the legal outcome is unpredictable.

Item 16.  Exhibits.

The exhibits are listed in the Exhibit Index commencing at page II-6 hereof.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the issuer's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California on October 26, 1998.


                                            VALUESTAR CORPORATION


                                            By: /s/ James Stein
                                                --------------------------------
                                                JAMES STEIN
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                OFFICER

Pursuant to the  requirements of the Securities Act of 1933,  this  Registration
Statement has been signed by the following persons in the capacities and on the dates indicated.

     Name                                  Position                                 Date

/s/ JAMES STEIN            President, Chief Executive Officer                  October 26, 1998
--------------------       and Director (principal executive officer)
    James Stein


/s/ MICHAEL J. KELLY       Controller                                          October 26, 1998
--------------------       (principal accounting officer)
    Michael J. Kelly


/s/ JAMES A. BARNES        Treasurer, Secretary and Director                   October 26, 1998
--------------------       (principal financial officer)
    James A. Barnes


/s/ JERRY E. POLIS         Director                                            October 26, 1998
--------------------
    Jerry E. Polis

                                  EXHIBIT INDEX


        EXHIBIT
        NUMBER                SEQUENTIAL DESCRIPTION

         4.1 Form of Certificate evidencing Common Stock of the Company filed as Exhibit 3.1 to the Company's Registration Statement on Form 10-SB, as amended.

         4.3 Form of 12% Promissory Note with Non-Detachable Stock Purchase Warrants Due March 31, 2001 as amended and restated (aggregate of $100,000 principal with two lenders) (individual agreements differ as to payee) filed as Exhibit 4.3 to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998.

         4.4 Form of Stock Purchase Warrant dated April 30, 1997 granted to five persons exercisable into an aggregate of 150,000 common shares at $0.75 per share until April 30, 2002 (Individual warrants differ as to holder and number of shares) filed as
                  Exhibit 3.4 to the Company's Registration Statement on Form 10-SB, as amended.

         4.5 Form of Stock Purchase Warrant dated June 30, 1997 granted to three investors exercisable into an aggregate of 200,000 common shares at $1.25 per share until June 30, 2002 filed as
                  Exhibit 3.5 to the Company's Registration Statement on Form 10-SB, as amended.

         4.6 Form of Stock Purchase Warrant dated October 27, 1997 granted to two investors exercisable into an aggregate of 50,000 common shares at $1.25 per share until September 30, 2002 (individual warrants are for 25,000 shares each and differ as to holder) filed as Exhibit 4.6 to the Company's Form 10-QSB for the quarter ended December 31, 1997.

         4.7 Form of Stock Purchase Warrant dated December 9, 1997 granted to four persons for bank guarantee exercisable into an aggregate of 250,000 common shares at $1.25 per share until September 30, 2002 (individual warrants are for 62,500 shares each and differ as to holder). Holders include officers/directors James Stein and James A. Barnes and director Jerry E. Polis. Filed as Exhibit 4.7 to the Company's Form 10-QSB for the quarter ended December 31, 1997.

         4.8 Form of Stock Purchase Warrant dated December 12, 1997 granted to three investors exercisable into an aggregate of 200,000 common shares at $1.25 per share until December 31, 2002 (individual warrants differ as to number and holder). Officer/director James A. Barnes is holder of a warrant on 20,000 of these shares. Filed as Exhibit 4.8 to the Company's Form 10-QSB for the quarter ended December 31, 1997.

         4.9 Form of unsecured 12% Subordinated Promissory Notes due June 30, 2000 granted to investors (individual notes differ as to date, principal amount and holder). Filed as Exhibit 4.9 to the Company's Form 10-QSB for the quarter ended December 31, 1997.

         4.10 Form of Stock Purchase Warrant granted to 12% Subordinated Promissory Note holders (at the rate of warrants on 500 common shares for each $1,000 of notes) exercisable at $1.25 per common share until December 31, 2000 (each individual warrant differs as to number of shares, date and holder). Filed as
                  Exhibit 4.10 to the Company's Form 10-QSB for the quarter ended December 31, 1997.

         4.11 Form of unsecured 6% Convertible Subordinated Promissory Notes due June 30, 2001 (individual notes aggregating $525,000 were granted to four investors and differ as to principal amount and holder). Filed as Exhibit 4.11 to the Company's Form 8-K dated May 21, 1998.

         4.12 Form of Stock Purchase Warrant granted to 6% Convertible Subordinated Promissory Note holders (on an aggregate of 262,500 common shares) exercisable at $1.25 per common share until April 30, 2003 (each individual warrant differs as to number of shares and holder). Filed as Exhibit 4.12 to the Company's Form 8-K dated May 21, 1998.

         4.13 Form of Stock Purchase Warrant granted to 6% Convertible Subordinated Promissory Note holders (on an aggregate of 262,500 common shares) exercisable at $2.00 per common share until April 30, 2003 (each individual warrant differs as to number of shares and holder). Filed as Exhibit 4.13 to the Company's Form 8-K dated May 21, 1998.

         4.14 Stock Purchase Warrant between the Company and Jackson Strategic, Inc. dated May 18, 1998 (for 50,000 shares exercisable at $1.75 per share) and filed as Exhibit 4.14 to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998.

         4.15* Stock Purchase Warrant between the Company and Viking Group, L.L.C., dated October 20, 1998 (for 200,000 shares exercisable at $0.75 per share).

         5.1*     Opinion of Venture Counsel Associates, LLP.

        23.1*     Consent  of  Venture  Counsel  Associates,  LLP,  included  in
                  Exhibit 5.1.

        23.2*     Consent of Moss Adams LLP.

--------------------------
* Each exhibit marked with an asterisk is filed concurrently herewith. Each exhibit not marked with an asterisk is incorporated by reference to an exhibit previously filed by the Company as indicated above.